UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2023

HARROW HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35814	45-0567010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

102 Woodmont Blvd., Suite 610
Nashville, Tennessee	37205
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 733-4730

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on exchange on which registered
Common Stock, $0.001 par value per share	HROW	The Nasdaq Stock Market LLC
8.625% Senior Notes due 2026	HROWL	The Nasdaq Stock Market LLC
11.875% Senior Notes due 2027	HROWM	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Act of 1934: Emerging growth company ☐

If any emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On March 27, 2023, Harrow Health, Inc. and certain of its affiliates (together, the “Company”) entered into a Credit and Guaranty Agreement (the “Oaktree Loan”) with Oaktree Fund Administration, LLC, as administrative agent for the lenders (together, “Oaktree”), providing for a loan to the Company with a principal amount of up to $100,000,000. Upon entering into the Oaktree Loan, the Company drew a principal amount of $65,000,000 from the Oaktree Loan and used the net proceeds to repay all amounts owed by the Company pursuant to the Loan and Security Agreement the Company previously entered into with B. Riley Commercial Capital, LLC on December 14, 2022 (the “B. Riley Loan”). No remaining amounts are due under the B. Riley Loan, and no exit or prepayment fees were paid as a result of the payoff of the B. Riley Loan. The additional principal loan amount of up to $35,000,000 available under the Oaktree Loan (the “Tranche B”) will be made available to the Company upon the commercialization of Triesence®.

The Oaktree Loan is secured by nearly all of the assets, including intellectual property, of the Company and its material subsidiaries. The Oaktree Loan has a maturity date of January 19, 2026 and carries an interest rate equal to the Secured Overnight Financing Rate (SOFR) plus 6.5% per annum. From proceeds, the Company paid fees, expenses and an original issue discount charge equal to $3,100,000 as part of the closing of the Oaktree Loan. The Oaktree Loan requires interest-only payments through its term (there is no amortization of the principal amount or excess cash flow sweeps during the term of the Oaktree Loan).

The Oaktree Loan contains customary covenants, including financial covenants related to minimum cash balance and minimum revenues. For the year ended December 31, 2024, if the Company’s Total Leverage Ratio (as defined in the Oaktree Loan) is greater than or equal to five times, but less than seven times, the Company will be required to issue to Oaktree warrants to purchase 375,000 shares of the Company’s common stock, and if the Total Leverage Ratio is greater than or equal to seven times, the Company will be required to issue to Oaktree warrants to purchase an additional 375,000 shares of the Company’s common stock (equaling 750,000 shares in aggregate). If the Total Leverage Ratio for the year ended December 31, 2024 is less than five times, no warrants will be issued to Oaktree. Based on current projections, the Company does not expect to issue any warrants related to the Oaktree Loan.

The foregoing description of the Oaktree Loan does not purport to be complete and is qualified in its entirety by reference to the full text of the Oaktree Loan, which the Company expects to file as an exhibit to its Quarterly Report on Form 10-Q for the three months ended March 31, 2023.

Item 1.02 Termination of a Material Definitive Agreement.

The information regarding the payoff of the B. Riley Loan set forth in Item 1.01 is incorporated herein by reference to the extent applicable.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Oaktree Loan set forth in Item 1.01 is incorporated herein by reference to the extent applicable.

Item 8.01 Other Events.

On March 28, 2023, the Company issued a press release announcing the Oaktree Loan. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Item	Description

99.1	Harrow Health Press Release dated March 28, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARROW HEALTH, INC.

Dated: March 28, 2023	By:	/s/ Andrew R. Boll
	Name:	Andrew R. Boll
	Title:	Chief Financial Officer